MIRION TECHNOLOGIES, INC.
2021 OMNIBUS INCENTIVE PLAN
PSU GRANT NOTICE

Mirion Technologies, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) an Award of performance-based RSUs (“PSUs”) indicated below, which PSUs shall be subject to vesting based on specified performance goals set forth in Appendix 1 to the PSU Agreement attached hereto as Exhibit A (the “Agreement”) and the Participant’s continued employment or service with the Company or, if different, the Affiliate employing or retaining the Participant (the “Employer”), as provided herein. This award of PSUs, together with any accumulated Dividend Equivalents as provided herein (the “Award”) is subject to all of the terms and conditions as set forth herein, and in the Agreement and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this PSU Grant Notice (the “Notice”) and the Agreement.

Participant:
Employee ID:
Grant Date:
Target Number of PSUs:
Maximum Number of PSUs:
Vesting Schedule:	The PSUs under this Agreement will vest on the date that the Committee certifies the Company’s achievement of the Performance Goals (as described below) following the final day of the Performance Period, subject to the Participant’s continued Service through the date that the Committee certifies the Company’s achievement of the Performance Goals (unless otherwise set forth in Section 3 of the Agreement).
Performance Period:	The Performance Period under this Agreement is the three (3)-year performance period that runs from April 1, 2022 to March 31, 2025.
Performance Goals:	The Performance Goals are set forth on Appendix 1 to Exhibit A.

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THE PARTICIPANT IS REQUIRED TO ACCEPT THIS AWARD ELECTRONICALLY BY ACCESSING THE E*TRADE FINANCIAL SERVICES, INC. (“E*TRADE”) WEBSITE AT WWW.ETRADE.COM. BY CLICKING ON THE “ACCEPT” BUTTON ON THE E*TRADE WEBSITE, THE PARTICIPANT ACCEPTS THIS AWARD AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT (INCLUDING EXHIBIT A HERETO AND ANY APPENDICES) AND THE PLAN. THE PARTICIPANT FURTHER ACKNOWLEDGES THAT SUCH ELECTRONIC ACCEPTANCE OF THIS AGREEMENT SHALL HAVE THE SAME BINDING EFFECT AS A WRITTEN OR HARD COPY SIGNATURE. THE PARTICIPANT HAS REVIEWED THE PLAN, THIS NOTICE AND THE AGREEMENT IN THEIR ENTIRETY AND FULLY UNDERSTANDS ALL PROVISIONS OF THE PLAN, THIS NOTICE AND THE AGREEMENT. THE PARTICIPANT HEREBY AGREES TO ACCEPT AS FINAL AND BINDING ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN, THIS NOTICE OR THE AGREEMENT.
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EXHIBIT A

MIRION TECHNOLOGIES, INC.
2021 OMNIBUS INCENTIVE PLAN
PSU AGREEMENT

The Participant has been granted an Award (the “Award”) of performance-based RSUs (“PSUs”) pursuant to the Mirion Technologies, Inc. 2021 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), the Notice of PSU Award (the “Notice”) and this PSU Agreement (this “Agreement”), dated as of April 1, 2022 (the “Grant Date”). Except as otherwise indicated, any capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Plan or in the Notice.
1.Issuance of Shares. Each PSU shall represent the right to receive one Share upon vesting, as determined in accordance with and subject to the terms of this Agreement, the Plan and the Notice. The target number of PSUs (the “Target PSUs”) is set forth in the Notice. The actual number of Shares to be issued will be based on the level of attainment of the Performance Goals (as defined in Appendix 1 to this Exhibit A).
2.Vesting Date; Vesting Conditions.
(a)The Participant may earn between 0% and 200% of the Target PSUs based on the Company’s achievement of the Performance Goals during the Performance Period. Subject to Sections 1, 3 and 4 of this Agreement, the Award shall vest on the date the Committee certifies the Company’s achievement of the Performance Metrics set forth in the Notice following the final date of the Performance Period (such certification date, the “Vesting Date”), and pursuant to the vesting conditions set forth in the Notice.
(a)Following the Vesting Date, the PSUs underlying this Award vest based on the achievement of the Performance Goals and, once vesting is determined, the applicable portion (if any) shall become vested and be settled in Shares in accordance with Section 7. Except as otherwise set forth in Section 3 and 4, vesting will cease upon the Participant’s Termination of Service. Any PSUs that did not become vested prior to the Participant’s Termination of Service or that do not become vested according to the provisions in Section 3 and Section 4 of this Agreement shall be forfeited immediately following the date of the Participant’s Termination of Service.
3.Termination of Service.
(b)Termination of Service without Cause or for Good Reason. In the event of the Participant’s Termination of Service by the Company or the Employer without Cause or by the Participant for Good Reason within six months of the Vesting Date, the Participant’s PSUs will vest on the Vesting Date based on actual performance through the end of the Performance Period, conditioned on the Participant delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of the Participant’s Termination of Service. Any PSUs that do not vest in accordance with the previous sentence will be forfeited and canceled in their entirety without any payment or consideration being due from the Company or the Employer.
(c)Due to Death or Disability. In the event of the Participant’s Termination of Service due to death or Disability, any PSUs that are not vested as of the date of such Termination of Service will vest in full in an amount equal to the Target PSUs.

(d)Retirement. In the event of the Participant’s Termination of Service due to Retirement within six months of the Vesting Date, the Participant’s PSUs will vest on the Vesting Date based on actual performance through the end of the Performance Period. Any unvested PSUs that do not vest in accordance with the previous sentence will be forfeited and canceled in their entirety without any payment or consideration being due from the Company or the Employer.
(e)For Cause. In the event of the Participant’s Termination of Service by the Company or the Employer for Cause (as defined in the Participant’s Service Agreement), the PSUs, whether vested or unvested, will be immediately forfeited and canceled in their entirety without any payment or consideration being due from the Company or the Employer.
(f)Definitions. For purposes of this Agreement, the following terms will have the meaning set forth below:
(i)“Disability” shall mean, unless otherwise defined in the Participant’s Service Agreement, any medically determinable physical or mental impairment resulting in the Participant’s inability to engage in any substantial gainful activity, where such impairment is likely to result in death or can be expected to last for a continuous period of not less than 12 months, as determined reasonably and in good faith by the Committee.
(i)“Good Reason” shall mean, unless otherwise defined in the Participant’s Service Agreement, in the absence of the written consent of the Participant, any of the following: (i) a material reduction in Participant’s base salary by the Company; (ii) a material diminution in Participant’s authority, duties or responsibilities with respect to the Company (other than isolated actions not taken in bad faith and remedied by the Company within the cure period set forth below); (iii) the requirement by the Company that Participant be based in an office which increases Participant’s commute by more than 50 miles in relation to Participant’s commute as of the Grant Date; or (iv) any material breach by the Company of any material term or provision of any material agreement with the Company. Notwithstanding the foregoing, in the event that Participant provides written notice of termination for Good Reason in reliance upon the circumstances contained in Section 3(e)(ii), the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. If Participant does not deliver to the Company a notice of termination within the thirty (30) day period after Participant has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.
(ii)“Retirement” shall mean, unless otherwise defined in the Participant’s Service Agreement, a Participant’s Termination of Service on or after the date on which the Participant attains age 65, and the Participant’s age plus years of service with the Company and its Subsidiaries total at least 70, and the Participant has not otherwise been terminated for Cause.
1.Change in Control. In the event the Participant experiences a Termination of Service (x) by the Company without Cause or due to death or Disability or (y) by the Participant for Good Reason, in each case within twelve (12) months following a Change in Control, then the Participant’s unvested PSUs will vest on the date of the Participant’s Termination of Service in an amount equal to the Target PSUs, conditioned on the Participant delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of the Participant’s Termination of Service. In the event that the Participant’s PSUs are not assumed or substituted in connection with a Change in Control, any outstanding and unvested PSUs will vest on the date of the Change in Control in an amount equal to the Target PSUs.
2.Voting Rights. The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the PSUs unless and until the Participant becomes the record owner of the Shares underlying the PSUs.
3.Dividend Equivalents. If a cash dividend is declared on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the PSUs are distributed to the Participant pursuant to this Agreement, the Participant shall be eligible to receive an amount in cash (a “Dividend Equivalent”) equal to the dividend that the Participant would have received had the Shares underlying the PSUs been held by the Participant as of the time at which such dividend was declared; provided that, the Dividend Equivalent shall be provided in Shares if required by applicable law. Each Dividend Equivalent will be paid to the Participant in cash or Shares, as applicable, as soon as reasonably practicable (and in no event later than 45 days) after the applicable vesting date of the corresponding PSUs. For clarity, no Dividend Equivalent will be paid with respect to any PSUs that are forfeited.
4.Distribution of Shares. Subject to the provisions of this Agreement, upon the vesting of any of the PSUs, the Company shall deliver to the Participant, as soon as reasonably practicable (and in no event later than 45 days) after the applicable vesting date, one Share for each such PSU. Upon the delivery of Shares, such Shares shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy. Notwithstanding the foregoing, the timing of the distribution of Shares may be modified to the extent necessary to comply with Section 409A of the Code as contemplated by Section 19 of the Plan.
5.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired upon settlement of the Award and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items in the manner determined by the

Company and/or the Employer from time to time, which may include: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) requiring the Participant to remit the aggregate amount of such Tax-Related Items to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company or the Employer; (iii) through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to sell Shares obtained upon settlement of the Award and to deliver promptly to the Company an amount of the proceeds of such sale equal to the amount of the Tax-Related Items; (iv) by a “net settlement” under which the Company reduces the number of Shares issued on settlement of the Award by the number of Shares with an aggregate fair market value that equals the amount of the Tax-Related Items associated with such settlement; or (v) any other method of withholding determined by the Company and permitted by applicable law.
(c)Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent number of Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the settled Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
1.Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Affiliate (including the Employer) or (c) any calculation of base pay or regular pay for any purpose.
2.Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Award are subject to the terms and conditions of Section 18 (Cancellation or “Clawback” of Awards) of the Plan.
3.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
4.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
Mirion Technologies, Inc.
1218 Menlo Drive
Atlanta, Georgia 30318
Attention: Stock Administration
Email: mti-stockadmin@mirion.com
If to the Participant, to the address of the Participant on file with the Company.
5.No Right to Continued Service. The grant of the Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate (including the Employer).
6.No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
7.Transfer of PSUs. Except as may be permitted by the Committee, neither the Award nor any right under the Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution. This provision shall not apply to any portion of the Award that has been fully settled and shall not preclude forfeiture of any portion of the Award in accordance with the terms herein.
8.Entire Agreement. This Agreement, the Plan, the Notice and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
9.Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
10.Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which such amendment, modification or waiver is made or given.
11.Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

12.Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
13.Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Company’s or the Employer’s mandatory dispute resolution procedures, if any, as may be in effect from time to time with respect to matters arising out of or relating to the Participant’s employment with the Company or the Employer.
14.Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
15.Imposition of other Requirements and Participant Undertaking. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the PSUs pursuant to this Agreement.
16.Section 409A and Section 457A. To the extent the Committee determines that any payment under this Agreement is subject to Section 409A or Section 457A of the Code, the provisions of Section 19 of the Plan (including, without limitation, the six-month delay relating to “specified employees”) shall apply.
17.References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date last written below or the date electronically accepted through the applicable portal, as applicable.

MIRION TECHNOLOGIES, INC.
By: ___________________________
Name: Thomas D. Logan
Title: Chief Executive Officer

PARTICIPANT

Name:
[Signature Page to PSU Agreement]

Appendix 1

PERFORMANCE GOALS

The number of PSUs that will be earned will be based on the achievements relating to the Relative TSR Percentile and Organic Revenue Growth (as such terms are defined below) (the “Performance Goals”) during the Performance Period as follows:
Fifty percent (50%) of the Target PSUs (the “TSR-Based PSUs”) shall vest in accordance with the following performance goals with achievement linearly interpolated between Relative TSR Percentile goals:

	Relative TSR Percentile	Goal Achievement (Payout)
No Payout	< 30th	0%
Minimum	30th	50%
Target	55th	100%
Maximum	≥ 80th	200%

In no event will the Participant be eligible to receive more than 200% of the TSR-Based PSUs.
By way of illustration, if the Company’s TSR is 19% during the Performance Period and the Relative TSR Percentile based on this is the 65th percentile, the goal achievement will be 140% of the TSR-Based PSUs. If 150 PSUs are granted, then 75 (50%) are TSR-Based PSUs, and 105 Shares would be vested in this example.
Fifty percent (50%) of the Target PSUs (the “Organic Growth PSUs”) shall vest in accordance with the following performance goals with achievement linearly interpolated between Organic Revenue Growth Percentage goals:

	Organic Revenue Growth Percentage	Goal Achievement (Payout)
No Payout	< 3.0%	0%
Minimum	3.0%	50%
Target	5.0%	100%
Maximum	≥ 7.0%	200%

In no event will the Participant be eligible to receive more than 200% of the Organic Growth PSUs.
By way of illustration, if Organic Revenue Growth Percentage is 4%, the goal achievement will be 75% of the Organic Growth PSUs. If 150 PSUs are granted, then 75 (50%) are Organic Growth Based PSUs, and 56 Shares would be vested in this example.
Combining the above illustrations for TSR-Based PSUs and Organic Growth PSUs, 161 Shares would be vested in total.

For purposes of this Agreement:
“Y1 Revenue” means Organic Revenue for the period commencing on April 1, 2022 and ending on March 31, 2023.

“Y3 Revenue” means Organic Revenue for the period commencing on April 1, 2024 and ending on March 31, 2025.

“Organic Revenue” means the total revenue of the Company (determined on a consolidated basis) for the Performance Period, as determined by the Committee. For purposes of this Agreement, revenue will not take into account the impact, if any, of a disposition of any of the Company’s business units, division or assets (or any part of a business unit or division) during the Performance Period or acquisition of any business or assets during the Performance Period.
“Organic Revenue Growth Percentage” means the percentage increase of Y3 Revenue relative to Y1 Revenue, as determined by the Committee and calculated as follows:

Y3 Revenue – Y1 Revenue Y1 Revenue	x	100	=	Organic Revenue Growth Percentage

“TSR” means Total Shareholder Return, which is the share price appreciation of any particular company’s publicly traded common stock plus dividends accrued, as measured during the Performance Period. The starting and ending points for calculating a company’s TSR during the Performance Period are the average closing stock price of the common stock for the twenty (20) trading days prior to the start or end date of the Performance Period, as applicable. For purposes of clarity, any dividends will be accrued as cash, summing all dividends over the Performance Period.
“Relative TSR Percentile” means the comparative percentile of the Company’s TSR as compared to the TSRs for the companies in the Peer Group. If the Company’s TSR is negative during the Performance Period, the Relative TSR Percentile shall be deemed to be 0.
“Peer Group” means all companies in the Russell 2000 Industrials at the start of the Performance Period, as may be adjusted by the Committee to reflect changes in the component companies in the Russell 2000 Industrials due to transactions or otherwise.

The Committee shall have sole and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to the calculation of the Performance Goals and the level of earning and vesting of the PSUs. The Committee may, in its discretion, modify or adjust such performance objectives or related level of achievement in accordance with the terms of the Plan.
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